PROSPECTUS SUPPLEMENT                                         File No. 333-83374
(To Prospectus Supplement and Prospectus dated April 1, 2002)     Rule 424(b)(3)
Prospectus number:  2241


                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue


                               Floating Rate Notes


Principal Amount:  $125,000,000             Original Issue Date:  July 26, 2002

CUSIP Number:      59018YNL1                Stated Maturity Date: July 26, 2007

Interest Calculation:                       Day Count Convention:


|X|  Regular Floating Rate Note            |X|  Actual/360

| |  Inverse Floating Rate Note            | |  30/360
     (Fixed Interest Rate):
                                           | |  Actual/Actual


Interest Rate Basis:

| |  LIBOR                                 | |  Commercial Paper Rate

| |  CMT Rate                              | |  Eleventh District Cost of Funds
                                                Rate

| |  Prime Rate                            | |  CD Rate

|X|  Federal Funds Rate                    | |  Other (see attached)

| |  Treasury Rate

Designated CMT Page:                       Designated LIBOR Page:
   CMT Telerate Page:                         LIBOR Telerate Page:
   CMT Reuters Page:                          LIBOR Reuters Page:

Index Maturity:     N/A                        Minimum Interest Rate:   Not Applicable

Spread:             plus 0.67%                 Maximum Interest Rate:   Not Applicable

Initial Interest    Determined as described    Spread Multiplier:       Not Applicable
   Rate:               below.

Interest Reset Dates: Each business day, commencing July 26, 2002, to but excluding the Stated Maturity Date, subject to following business day convention, provided however, the interest rate in effect for the period from and including the second business day preceding each Interest Payment Date or the Stated Maturity Date, as the case may be, to but excluding such Interest Payment Date or Stated Maturity Date, will be the rate in effect on the second business day preceding such Interest Payment Date or Stated Maturity Date.

Interest Determination Dates:  Each Interest Reset Date.


Interest Payment Dates:  Quarterly, on the 26th of each October, January, April and July commencing October 26th, 2002; subject to the following business day convention.


Repayment at the
Option of the Holder:      The Notes cannot be repaid prior to the Stated
                           Maturity Date.

Redemption at the
Option of the Company:     The Notes cannot be redeemed prior to the Stated
                           Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                   JPMorgan Chase Bank

Dated:                     July 22, 2002